                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           J&L SPECIALTY STEEL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

* No fee required

                           J&L SPECIALTY STEEL, INC.

                                 One PPG Place
                                 P.O. Box 3373
                      Pittsburgh, Pennsylvania 15230-3373

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  MAY 29, 1998

TO THE SHAREHOLDERS OF J&L SPECIALTY STEEL, INC.:

     The Annual Meeting of Shareholders of J&L Specialty Steel, Inc. will be held at the Pittsburgh Hilton and Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222 at 10:00 a.m. on Friday, May 29, 1998. The following matters will be presented to the shareholders for their consideration and vote:

     1. The election of five directors.

     2. The ratification of the appointment of independent auditors for the year ending December 31, 1998.

     3. Other matters that may properly be brought before the shareholders at the Annual Meeting.

     The Board of Directors has fixed March 13, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                                By order of the Board of
                                                Directors,

                                                  Kirk F. Vincent
                                                  Executive Vice President
                                                  Finance and Administration and
                                                  Chief Financial Officer,
                                                  Secretary

Dated: March 27, 1998

                           J&L SPECIALTY STEEL, INC.

                                 One PPG Place
                                 P.O. Box 3373
                      Pittsburgh, Pennsylvania 15230-3373

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy card are being mailed on or before March 27, 1998 to the shareholders of J&L Specialty Steel, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting and at any adjournments thereof. The Annual Meeting is scheduled to be held on Friday, May 29, 1998, at 10:00 a.m. at the Pittsburgh Hilton and Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222.

     Only holders of Common Stock, $.01 par value, of the Company ("Common Stock") of record as of March 13, 1998 will be entitled to vote at the Annual Meeting or any adjournments thereof. No other class of common or preferred stock has been issued by the Company. At the record date, there were 38,763,000 shares of Common Stock outstanding. Each share is entitled to one vote on all matters to be considered at the Annual Meeting. The presence, in person or by proxy, of a majority of outstanding shares is necessary to constitute a quorum. You may vote for all, some or none of the nominees for the Board of Directors. Only affirmative votes are counted in the election of directors. The five nominees receiving the highest number of votes cast at the Annual Meeting, a quorum being present, will be elected as directors. Under the Company's Articles of Incorporation, the shareholders do not have cumulative voting rights in the election of directors. Under Pennsylvania law, the affirmative vote of a majority of the votes cast at the Annual Meeting, a quorum being present, is necessary for the ratification of the appointment of the independent auditors. Abstentions and broker non-votes will have no effect on the vote concerning the ratification of the appointment of the independent auditors.

     In the event that at the date of the Annual Meeting any of the nominees for director should for any reason not be available for election, the proxies hereby solicited by the Board of Directors will be voted for the election of such substituted nominees as shall be designated by the Board of Directors.

     Please complete, sign and return the enclosed proxy card in the postage-paid envelope whether or not you plan to attend the Annual Meeting. When properly executed, the vote for your proxy will be cast in accordance with your instructions. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. Your vote is important and must reach our offices in time to be properly counted. Please send it promptly. Your proxy may be revoked by submission of a written notice to the Company's Secretary at any time before it is voted at the meeting. You also have the power to change your vote in person at the Annual Meeting.

                             ELECTION OF DIRECTORS

     Pursuant to the terms of the Company's Articles of Incorporation, the Board of Directors is divided into three classes. Currently, five directors hold office for a term expiring at the Annual Meeting of Shareholders to be held on May 29, 1998, four directors hold office for a term expiring at the Annual Meeting of Shareholders to be held in 1999 and four directors hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2000. The members of each class hold office until their successors are duly elected and qualified. At each annual meeting of shareholders of the Company, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

     Although the Articles of Incorporation permit a maximum number of fifteen directors, the Company is proposing the election of only five directors at this time, resulting in thirteen members on the Board of Directors. The Board of Directors does not anticipate appointing any additional new directors to fill the remaining two vacancies during the next year.

     Pursuant to the July 1995 labor agreement between the Company and the United Steelworkers of America, such union may recommend an individual to the Company's Chief Executive Officer for election as a director of the Company. If the Chief Executive Officer finds this person acceptable, the labor agreement provides that the Chief Executive Officer shall recommend such person for nomination. Mr. Sheehan was so nominated and was elected in 1997 for a term expiring at the annual meeting of shareholders in the year 2000.

     The Articles of Incorporation further require that whenever there is a "Significant Shareholder," not less than two directors shall be "Disinterested Directors." Usinor, a French corporation, currently owns a majority of the Company's stock and is therefore a Significant Shareholder. The term "Disinterested Director" means any director of the Company who is not (i) directly or indirectly through one or more intermediaries in control of, controlled by or under common control with a Significant Shareholder, or (ii) an officer, director, employee or agent of a Significant Shareholder or its affiliates. Mr. Kronk and Mr. Dietrich are the only nominees for director who are considered Disinterested Directors.

     The names of the nominees for director and the directors whose terms will continue after the Annual Meeting, their principal occupations, the periods in which their terms expire and certain other information relating to each is set forth below.

NOMINEES FOR DIRECTOR

     THE BOARD OF DIRECTORS HAS NOMINATED WILLIAM S. DIETRICH, II, JEAN DIDIER DUJARDIN, CLAUDE F. KRONK, MICHEL LE PAGE AND GERARD MARTEL, FOR TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 2001, AND RECOMMENDS A VOTE FOR THEIR ELECTION.

     William S. Dietrich, II, age 59, will be a new director of the Company. Mr. Dietrich was President and Chief Executive Officer of Dietrich Industries, Inc. from June 1967 until the end of 1997. Mr. Dietrich is a member of the Board of Directors of Worthington Industries, Inc. and Carpenter Technology Corporation.

     Jean Didier Dujardin, age 50, has been a director of the Company since 1995. Mr. Dujardin has been Chief Financial Officer of Ugine, a division of Usinor, since December 1993. From 1987 until December 1993 Mr. Dujardin was Chief Financial Officer of Ascometal, a wholly-owned subsidiary of Usinor.

     Claude F. Kronk, age 66, has been a director of the Company since its inception in 1986. From 1986 until 1995, Mr. Kronk also served as President and Chief Executive Officer of the Company. Mr. Kronk was appointed Vice Chairman and Chief Executive Officer of the Company in August 1995 and served until his retirement from the Company in January 1998. Mr. Kronk is also a director of Cold Metal Products, Inc. and of the Triumph Group, Inc.

     Michel Le Page, age 53, has been a director of the Company since June 1996. Mr. Le Page has been Vice President, Marketing Stainless Steel Flat Products of Ugine since 1989.

     Gerard Martel, age 57, has been a director of the Company since June 1996. Mr. Martel has been Executive Vice President of Ugine since July 1996. From 1988 through June 1996, Mr. Martel was Chairman and Chief Executive Officer of La Meusienne, a wholly-owned subsidiary of Usinor.

CONTINUING DIRECTORS

     TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 1999

     Guy R. Dolle, age 55, has been Chairman of the Board of Directors of the Company since September 1997. Mr. Dolle has also been Chief Executive Officer of Ugine since September 1997. From May 1995 through September 1997, Mr. Dolle served as Executive Vice President of Strategy, Planning and International Affairs of Usinor. From February 1993 through April 1995, Mr. Dolle was Chairman and Chief Executive Officer of Unimetal, a division of Usinor which manufactures carbon steel long products. From November 1987 through January 1993, Mr. Dolle served as Vice President Operations of Sollac, the flat rolled carbon steel division of Usinor.

     Gerard Picard, age 51, has been a director of the Company since February 20, 1998. Mr. Picard has been President of Francosteel Corporation since January 1998. From January 1997 through August 1997, Mr. Picard served as Executive Director-Commercial Department of Sollac. From November 1993 through December 1996, Mr. Picard was Deputy Managing Director of Arus, a Usinor sales joint venture. Mr. Picard served as Director of Financial Services of Usinor from January 1989 through October 1993.

     Francis Mer, age 58, has been a director of the Company since June 1990. Mr. Mer has been the Chairman and Chief Executive Officer of Usinor since 1987. Usinor is one of the largest steel manufacturers in the world.

     Eugene A. Salvadore, age 49, has been a director of the Company since June 1996. Effective January 1, 1998, Mr. Salvadore was named President and Chief Executive Officer of the Company. Mr. Salvadore had been President and Chief Operating Officer of the Company from July 1995 until December 1997. From April 1993 through June 1995, Mr. Salvadore served as Vice President-Operations. From June 1992 through April 1993, Mr. Salvadore was General Manager-Operations of the Company.

     TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 2000

     Pierre F. de Ravel d'Esclapon, age 52, has been a director of the Company or its predecessor since June 1990. Mr. de Ravel d'Esclapon has been a partner in the law firm of LeBoeuf, Lamb, Greene & MacRae since March 1992.

     Robert Hudry, age 51, has been a director of the Company since June 1990. Mr. Hudry has been Executive Vice President of Usinor since April 1995. From 1987 through March 1995, Mr. Hudry was Chief Financial Officer of Usinor. Mr. Hudry was also Chairman and Chief Executive Officer of Unimetal, from January 1989 through December 1992.

     Michel J. Longchampt, age 63, has been a director of the Company since June 1990. From 1976 until October 1997, Mr. Longchampt also served as President and Chief Executive Officer of Francosteel Company, a steel distribution company and an affiliate of Usinor. Mr. Longchampt served as Chairman and Chief Executive Officer of Francosteel Company from October 1997 until his retirement on December 31, 1997. Mr. Longchampt is also a director of The France Growth Fund, a closed-end mutual fund.

     John J. Sheehan, age 71, has been a director of the Company since June 1996. Prior to his retirement in 1996, Mr. Sheehan had been Legislative Director and Assistant to the President of the United Steelworkers of America.

                   BOARD OF DIRECTORS AND DIRECTOR COMMITTEES

     The business and affairs of the Company are managed under the direction of the Board of Directors as provided by the By-Laws of the Company and the laws of the Commonwealth of Pennsylvania. Although directors other than Messrs. Kronk and Salvadore were not involved in the day-to-day operations of the business, the Board of Directors was kept informed by meetings, reports and discussions with senior operating management. The Board of Directors held four meetings in 1997. The Audit Committee met twice, and the Compensation Committee and the Incentive-Based Compensation Committee each met once. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member, with the exception of Messrs. Hudry and Martel.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE. The directors have established an Audit Committee that, as of December 31, 1997, consisted of Messrs. de Ravel d'Esclapon and Jennings R. Lambeth. Mr. Lambeth is not standing for re-election to the Board of Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of the Company's internal accounting controls.

     COMPENSATION COMMITTEE. The directors have established a Compensation Committee consisting of Messrs. de Ravel d'Esclapon, Dolle, Dujardin and Mer which makes recommendations with respect to salaries and bonuses payable to the Company's executive officers.

     INCENTIVE-BASED COMPENSATION COMMITTEE. The directors have established an Incentive-Based Compensation Committee which on December 31, 1997 consisted of Messrs. de Ravel d'Esclapon and Lambeth. The Incentive-Based Compensation Committee administers the Company's 1993 Stock Incentive Plan. Both members of this Committee are outside directors and cannot participate in the 1993 Stock Incentive Plan.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company or its affiliates is paid an annual retainer of $7,500 and, in addition, $1,000 plus expenses for each meeting of the Board of Directors such director attends. Such outside directors will also be paid $300 ($500 for committee chairpersons), plus expenses, for each committee meeting attended on a date which is not the date of a Board meeting. Under the Company's 1993 Stock Incentive Plan, the Chairman of the Board of Directors of the Company is also eligible to receive nonstatutory stock options. Pursuant to an amendment to the Senior Management Incentive Plan approved in 1997, persons who are outside directors of the Company as of the last day of each calendar year shall be participants in such plan and may earn up to 100% of their base annual retainer (currently $7,500) if the Company's return on assets exceeds certain specified benchmarks.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. None of such persons failed to file any required Section 16 reports on a timely basis in 1997. In making this disclosure, the Company has relied solely on the written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table shows the number of shares of Common Stock of the Company reported to the Company as of February 17, 1998 to be beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each nominee for director and each continuing director, (iii) the Chief Executive Officer and the four other most highly compensated executive officers and (iv) all of such persons and the other executive officers of the Company as a group:

                                                                BENEFICIAL OWNERSHIP
                                                                 OF COMMON STOCK(1)
                                                              -------------------------
                                                                NUMBER         PERCENT
                                                              OF SHARES        OF CLASS
                                                              ---------        --------
PRINCIPAL SHAREHOLDERS
     KeyCorp................................................   3,752,723           9.7%
       127 Public Square
       Cleveland, OH 44114-1306
     Scudder, Stevens & Clark, Inc..........................   3,658,000           9.5%
       Two International Place
       Boston, MA 02110-4103
     Usinor (successor by merger to Ugine)..................  20,730,000          53.5%
       Immeuble Pacific
       13, cours Valmy
       TSA 30003
       F-92070 La Defense 7 Cedex France
NOMINEES, DIRECTORS AND NAMED EXECUTIVE OFFICERS
     Guy R. Dolle...........................................           0             *
     Pierre F. de Ravel d'Esclapon..........................       1,000             *
     William S. Dietrich, II................................       5,000+            *
     Jean Didier Dujardin...................................           0             *
     Robert Hudry...........................................           0             *
     Claude F. Kronk........................................     140,800(2)          *
     Michel Le Page.........................................           0             *
     Michel J. Longchampt...................................           0             *
     Gerard Martel..........................................           0             *
     Francis Mer............................................           0             *
     Gerard Picard..........................................           0             *
     Eugene A. Salvadore(3).................................      62,000(4)          *
     John J. Sheehan........................................           0             *
     Geoffrey S. Gibson.....................................      42,210(5)          *
     Kirk F. Vincent........................................      45,544(5)          *
     John A. Wallace........................................      30,500(6)          *
     All directors and executive officers as a group (twenty
     persons) including those named above...................     406,386(7)          *

---------

* Less than 1 percent of the outstanding shares.

+ As of March 5, 1998.

(1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2) Includes 90,000 shares which Mr. Kronk has a right to acquire within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan.

(3) Of such shares 2,000 are owned jointly by Mr. Salvadore and his wife.

(4) Includes 30,000 shares which may be acquired within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan and 30,000 shares of restricted stock issued under such plan for which restrictions have not yet lapsed.

(5) Includes 26,666 shares which may be acquired within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan, and includes 18,000 shares and 12,500 shares for Mr. Vincent and Mr. Gibson, respectively, of restricted stock issued under such plan for which the restrictions have not yet lapsed.

(6) Includes 17,000 shares which Mr. Wallace has a right to acquire within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan and 12,500 shares of restricted stock issued under such plan for which the restrictions have not yet lapsed.

(7) Includes 248,664 shares which may be acquired within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan and 93,000 shares of restricted stock issued under such plan for which the restrictions have not yet lapsed.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for calendar years 1995, 1996 and 1997, the cash compensation paid to the Company's Vice Chairman and Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company as of December 31, 1997, as well as certain other compensation information relating to those years.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                                       --------------------------------------
                              ANNUAL COMPENSATION                        RESTRICTED
                           --------------------------   OTHER ANNUAL       STOCK        SECURITIES UNDERLYING      ALL OTHER
    PRINCIPAL POSITION     YEAR    SALARY    BONUS(1)   COMPENSATION    AWARDS(3)($)     OPTIONS/ SARS(#)(4)    COMPENSATION(5)
    ------------------     ----    ------    --------   ------------    ------------     -------------------    ---------------
  Claude F. Kronk          1997   $517,032   $     0        $(2)          $      0                   0              $38,595
    Vice Chairman          1996    485,940   238,888         (2)                 0                   0               63,817
    and Chief Executive    1995    467,256   533,000         (2)                 0              50,000               62,379
    Officer
  Eugene A. Salvadore      1997   $233,580   $     0        $(2)          $286,875                   0              $12,854
    President and          1996    210,000   107,101         (2)                 0                   0               12,310
    Chief Operating        1995    170,800   102,481         (2)                 0              45,000               11,178
    Officer
  Kirk F. Vincent          1997   $190,068   $     0        $ 0           $172,125                   0              $11,950
    Vice President-        1996    180,720    92,168          0                  0                   0               10,772
    Finance and Law        1995    173,760   104,256          0                  0              35,000               10,383
  Geoffrey S. Gibson       1997   $169,656   $     0        $(2)          $119,531                   0              $23,323
    Vice President-        1996    160,200    81,702         (2)                 0                   0               23,221
    Commercial             1995    154,080    92,448         (2)                 0              35,000               22,578
  John A. Wallace          1997   $131,472   $     0        $ 0           $119,531                   0              $19,710
    Vice President-        1996    124,140    63,312          0                  0                   0               16,697
    Operations             1995    116,022    59,669          0                  0              30,000               15,374

---------

     (1) Represents amounts paid under the Company's Senior Management Incentive Plan. Cash bonuses are paid following the end of each fiscal year, but are included above in compensation for the year in which they were earned.

     (2) In accordance with SEC rules, omitted to the extent that other annual compensation does not exceed the lesser of $50,000 or 10% of the total of such person's annual salary and bonus.

     (3) Represents the closing market price on the New York Stock Exchange, on the award date, of the number of shares of restricted stock awarded to the named executive under the 1993 Stock Incentive Plan. The market price does not take into account any diminution in value attributable to the restrictions applicable to the shares awarded under the plan. Except for Messrs. Salvadore and Vincent, the transfer restrictions on 33.3% of the restricted shares will lapse in each of the third, fourth and fifth anniversaries of the date of grant. For Mr. Salvadore, the transfer restrictions lapse on the third and fourth anniversaries of the grant date for 20,000 and 10,000 shares of restricted stock, respectively. For Mr. Vincent, the transfer restrictions lapse on the second and third anniversaries of the grant date for 12,000 and 6,000 shares of restricted stock, respectively. In addition, the transfer restrictions on Messrs. Salvadore's and Vincent's restricted stock will lapse in the event either of them is terminated without "good cause" or in the event either of them terminates their employment for "good reason" under their respective employment agreements. All restrictions may lapse earlier in the event of death or disability, and certain of the restrictions will lapse earlier if the Company's return on equity exceeds the median return on equity of public-reporting corporations having an SIC Code of 3312. Dividends accrue from the date of grant, but are payable only when and if the restrictions related to such shares lapse. The number of restricted shares of common stock held by each named executive officer under the 1993 Stock Incentive Plan and the closing market price of that number of shares on the New York Stock Exchange on December 31, 1997 were: Mr. Kronk, 0 shares, $0; Mr. Salvadore, 30,000 shares, $300,000; Mr. Vincent, 18,000 shares, $180,000; Mr. Gibson, 12,500 shares, $125,000; and Mr. Wallace, 12,500 shares, $125,000.

     (4) Represents the number of shares of the Company's Common Stock for which options were granted under the Company's 1993 Stock Incentive Plan, in some cases in conjunction with alternative stock appreciation rights.

     (5) Consists of contributions made by the Company under its defined contribution plan, 401(k) plan and supplemental salary received pursuant to the Company's cafeteria plan. For 1997, the amounts paid are as follows:

                                                                           COMPANY
                                               DEFINED                  CONTRIBUTIONS
                                             CONTRIBUTION   CAFETERIA        TO
                                                 PLAN         PLAN       401(k)PLAN
                                                 ----         ----       ----------
Claude F. Kronk............................    $28,160       $ 9,823       $   612
Eugene A. Salvadore........................      8,104             0         4,750
Kirk F. Vincent............................      7,200             0         4,750
Geoffrey S. Gibson.........................     15,350         3,223         4,750
John A. Wallace............................     12,462         2,498         4,750

     OPTION VALUES. The table below sets forth, as to the persons named in the Summary Compensation Table, information with respect to the number and value of stock options and related alternative stock appreciation rights held as of December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND 1997 YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES
                            NUMBER OF                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                            SECURITIES                         OPTIONS/SARS             THE-MONEY OPTIONS/SARS
                            UNDERLYING                    AT 1997 YEAR-END(#)(1)        AT 1997 YEAR-END($)(2)
                           OPTIONS/SARS      VALUE      ---------------------------   ---------------------------
                           EXERCISED(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                           ------------   -----------   -----------   -------------   -----------   -------------
Claude F. Kronk.........        0             $0          90,000              0           $0             $0
Eugene A. Salvadore.....        0              0          30,000         60,000            0              0
Kirk F. Vincent.........        0              0          26,666         53,334            0              0
Geoffrey S. Gibson......        0              0          26,666         53,334            0              0
John A. Wallace.........        0              0          17,000         34,000            0              0

---------

(1) All of the stock options are nonstatutory stock options granted under the Company's 1993 Stock Incentive Plan. Alternative stock appreciation rights were granted with certain of the options and are available in either stock or cash at the discretion of the Incentive-Based Compensation Committee.

(2) The value of unexercised in-the-money stock options is the difference between the aggregate fair market value of the shares covered by the stock options and the aggregate exercise price. On December 31, 1997, none of the stock options were in-the-money.

PENSION AND BENEFIT PLANS

     DEFINED BENEFIT PLAN. The Company maintains a tax-qualified defined benefit pension plan. Subject to certain maximum and minimum provisions, the plan provides pension benefits to salaried employees based on the average of each salaried employee's compensation over those 60 consecutive months of the employee's participation in the plan which produced the highest average. The benefit is calculated at the rate of 1.5% of this average compensation for each of the employee's years of service and is reduced by 1.5% of the employee's primary Social Security benefit for each of the employee's years of service (to a maximum of 33 years).

     The plan covers all salaried employees who have completed one year of service and who were employed by the Company on or before December 31, 1986. While the defined benefit plan has not been terminated, no additional benefits have accrued after December 31, 1986. The benefits under the plan became vested upon an employee's completion of five years of service. The compensation used to calculate benefits received under the plan is the total remuneration paid to the employee, including base salary, incentive awards and certain bonuses. Effective January 1, 1987, the Company adopted a tax-qualified defined contribution pension plan to replace the defined benefit plan for salaried employees.

     EXECUTIVE BENEFIT PLAN. The Company also maintains an unfunded Executive Benefit Plan which provides supplemental retirement benefits in addition to those payable under the Company's tax-qualified retirement plans for certain executives selected for participation by the Board of Directors. For participants who were in the plan prior to May 1, 1992, and who terminate employment after February 1, 1998, the benefit is the greater of: (a) a monthly amount calculated at the rate of 1.65% of the participant's highest average monthly compensation (including bonus), as defined under the defined benefit retirement plan, except that compensation is measured over 36 as opposed to 60 consecutive months, multiplied by years of service to a maximum of 30, plus 3% of average monthly compensation (including bonus) multiplied by years of service in excess of 30 or (b) a monthly amount calculated at 45% of the participant's average monthly compensation (including bonus), plus 3% of average monthly compensation (including bonus) for each year of service after the later to occur of the participant's sixtieth birthday or the participant's completion of ten years of service. Notwithstanding the foregoing, for participants who terminate employment after February 1, 1998, the benefit accrued for years of service after the earlier to occur of participant's sixtieth birthday or participant's completion of thirty years of service is limited to 21% of average monthly compensation. Benefits under the plan vest after completion of five years of participation in the plan and are reduced by (i) the employee's primary Social Security benefit, (ii) the employee's benefits, expressed as a joint and 50% survivor's annuity for married employees and as a single life annuity for single employees, under the Company's other tax-qualified retirement plans and (iii) in certain cases, any such benefits from plans of any prior employers. For participants commencing participation in the plan on and after May 1, 1992 and who terminate employment after February 1, 1998, the benefit calculation is the same as described above, except that the monthly benefit is calculated at the rate of 1.65% of the participant's average monthly compensation multiplied by years of the participant's credited service; payments that begin after the participant reaches age 60 but prior to age 65 are subject to a reduction by 1/24th of 1% for each month by which the payment begins prior to age 65 (subject to a 2.5% maximum). As of December 31, 1997, fourteen current and former employees or their surviving spouses participate in the Executive Benefit Plan, including Messrs. Kronk, Salvadore, Vincent, Gibson and Wallace. All named executive officers are considered pre-May 1, 1992 participants with the exception of Mr. Wallace. In 1997 the Board of Directors of the Company approved certain amendments to the Executive Benefit Plan, including, for participants retiring after February 1, 1998, an increase (reflected above) of the monthly accrual rate from 1.5% to 1.65% of highest average monthly compensation.

     The tables below show the approximate total annual retirement benefits payable under the Executive Benefit Plan before (i) reductions for primary Social Security payments, (ii) payments under the defined benefit plan and the defined contribution plan and (iii) in certain cases, any such benefits from plans of any prior employers. The first table shows estimated benefits projected for named executive officers who are plan participants and who participated in the plan prior to May 1, 1992, while the second table shows estimated benefits projected for such participants joining the plan on or after May 1, 1992, in each case assuming retirement at age 65.

       NAMED EXECUTIVE OFFICER PARTICIPANTS IN PLAN PRIOR TO MAY 1, 1992

       HIGHEST                                        YEARS OF SERVICE
      THIRTY-SIX         --------------------------------------------------------------------------
    MONTH AVERAGE           10         15         20         25         30         35         40
   COMPENSATION(1)          --         --         --         --         --         --         --
       $100,000          $ 45,000   $ 60,000   $ 60,000   $ 60,000   $ 60,000   $ 60,000   $ 75,000
        200,000            90,000    120,000    120,000    120,000    120,000    120,000    150,000
        300,000           135,000    180,000    180,000    180,000    180,000    180,000    225,000
        400,000           180,000    240,000    240,000    240,000    240,000    240,000    300,000
        600,000           270,000    360,000    360,000    360,000    360,000    360,000    450,000
        800,000           360,000    480,000    480,000    480,000    480,000    480,000    600,000
      1,000,000           450,000    600,000    600,000    600,000    600,000    600,000    750,000

      NAMED EXECUTIVE OFFICER PARTICIPANTS IN PLAN ON OR AFTER MAY 1, 1992

       HIGHEST                                        YEARS OF SERVICE
      THIRTY-SIX         --------------------------------------------------------------------------
    MONTH AVERAGE
   COMPENSATION(1)           10         15         20         25         30         35         40
   --------------            --         --         --         --         --         --         --
       $100,000          $ 15,000   $ 22,500   $ 30,000   $ 37,500   $ 45,000   $ 52,500   $ 60,000
        200,000            30,000     45,000     60,000     75,000     90,000    105,000    120,000
        300,000            45,000     67,500     90,000    112,500    135,000    157,000    180,000

---------

(1) Highest thirty-six month average compensation is the average compensation ("Salary" and "Bonus" in the Summary Compensation Table) for the highest consecutive thirty-six month period of employment.

     At the end of 1997, Messrs. Gibson, Kronk, Salvadore, Vincent and Wallace had been credited with 31, 40, 26, 18 and 23 years of service, respectively, under the Executive Benefit Plan. Should Messrs. Gibson, Salvadore, Vincent or Wallace retire at age 60, their estimated annual benefits would be $242,210, $835,290, $308,779 and $113,753, respectively, assuming an annual 4% increase in their base salaries until such age and assuming receipt of the maximum possible percentage of annual bonus in the relevant years. Mr. Kronk's retirement benefit, as required by his employment contract, was paid in a lump sum payment of $3,448,973 on February 6, 1998.

EMPLOYMENT AGREEMENTS

     Mr. Kronk was employed pursuant to an employment agreement with the Company dated April 28, 1986, as amended. Mr. Kronk retired in January 1998. Mr. Kronk's 1997 base salary and annual bonus formula were determined by the Board of Directors at their meeting in December 1996.

     Mr. Salvadore entered into an employment agreement dated September 28, 1995 which contained the terms of his employment in 1997. His employment agreement provided for his employment at specific monthly base salary levels and participation in the Senior Management Incentive Plan at a minimum level.

     Mr. Salvadore entered a new five-year employment agreement effective January 1, 1998. The employment agreement provides that Mr. Salvadore's employment is automatically extended for additional successive one year periods unless terminated by either party upon 60 days notice prior to each renewal date. Mr. Salvadore's base salary will be reviewed annually by the Board of Directors but is guaranteed to be at least equal to the previous year's level. Bonus opportunities of up to 100% of his base salary are achievable, depending on the Company's return on assets. The agreement provides for a series of grants of restricted stock, including 30,000 shares of restricted stock issued pursuant to approval of the Incentive-Based Compensation Committee on December 4, 1997 and subject to the restrictions described earlier in this proxy. If his employment is terminated by the Company without cause, Mr. Salvadore will receive a severance payment equal to three years base salary, plus a bonus for each year based on the average of his highest two bonus payments in the five years immediately prior to such termination. In the event of such termination, Mr. Salvadore will also be entitled to up to 70,000 additional shares of restricted stock, which under his employment agreement are anticipated to be issued in future years. A covenant not to compete for three years is provided in the event Mr. Salvadore terminates employment and the Company has not materially breached the agreement or Mr. Salvadore's employment is terminated by the Company for cause. If the Company does not renew the agreement after the initial term or any one year extension period, Mr. Salvadore may elect to receive the severance payment if he agrees to be bound by such three year covenant not to compete.

     Mr. Vincent also entered into a three-year employment agreement dated as of January 1, 1998. His salary will be reviewed by the Board of Directors annually but is guaranteed to be at least equal to the previous year's level. Bonus opportunities of up to 80% of his base salary are achievable, depending on the Company's return on assets. The agreement provides for a series of grants of restricted stock, including 18,000 shares issued pursuant to approval of the Incentive-Based Compensation Committee on December 4, 1997 and subject to the restrictions described earlier in this proxy. If his employment is terminated by the Company without cause, Mr. Vincent will receive a severance payment equal to two years base salary, plus a bonus for each year based on the average of his highest two bonus payments in the five years immediately prior to such termination. In the event of such termination, Mr. Vincent will also be entitled to up to 18,000 additional shares of restricted stock which under his employment agreement are anticipated to be issued in future years.

A limited covenant not to compete for two years is provided in the event Mr. Vincent terminates employment and the Company has not materially breached the agreement or Mr. Vincent's employment is terminated by the Company for cause.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Media General Financial Services Industry Group 312-Iron and Steel Furnaces, Mills and Foundries (measured in accordance with the rules of the Securities and Exchange Commission) for the period November 30, 1993 to December 31, 1997(1). This graph assumes a $100 investment on December 15, 1993, and assumes a reinvestment of dividends. In accordance with the rules of the Securities and Exchange Commission, this presentation shall not be incorporated by reference into any of the Company's Registration Statements under the Securities Act of 1933.




                                                          Media General Financial
                                               J&L      Services Industry Group 312 -
   Measurement Period                       Specialty     Iron and Steel Furnaces,       S&P 500
 (Fiscal Year Covered)                     Steel, Inc.       Mills and Foundries          Index
11/30/93                                     100.00                 100.00                100.00
12/31/93                                     116.07                 113.33                101.21
12/31/94                                     143.25                 109.35                102.55
12/31/95                                     139.34                 107.35                141.09
12/31/96                                      86.65                 102.25                173.48
12/31/97                                      78.70                  96.17                231.36

---------

     (1) Indices are not available on a daily basis; therefore, the graph begins on November 30, 1993 for such indices, although the Company began as a public company on December 15, 1993 (indicated on the Performance Graph). The December 15, 1993 date shown on the graph only relates to the Company's stock, as the other indices are not computed on a daily basis and the Company has no knowledge of what such indices would have been on such date. The Company's performance is based on its December 15, 1993 initial offering price of $14.00 per share compared to its close on December 31, 1997 at $10.00 per share.

                        REPORT ON EXECUTIVE COMPENSATION

     The composition and principal duties of the Compensation Committee and the Incentive-Based Compensation Committee are described earlier in this Proxy Statement. The Incentive-Based Compensation Committee makes the compensation determinations with regard to stock options, stock appreciation rights, restricted stock and other matters under the 1993 Stock Incentive Plan. The Compensation Committee makes recommendations concerning most other executive compensation decisions, which are then acted upon directly by the Board of Directors. Therefore, this report is submitted over the names of the Compensation Committee and, for purposes of long-term compensation only, the Incentive-Based Compensation Committee.

     The following is the executive officer compensation philosophy and structure and the application of such philosophy regarding the compensation of the Vice Chairman and Chief Executive Officer and the other executive officers during 1997. In accordance with the rules of the Securities and Exchange Commission, this report shall not be incorporated by reference into any of the Company's Registration Statements under the Securities Act of 1933.

EXECUTIVE COMPENSATION PHILOSOPHY

     The compensation policy of the Company is to tie a substantial portion of the compensation of each executive officer directly to the performance of the Company. In addition to receiving a base salary, the amount of which is reviewed annually, each executive officer is eligible for an annual incentive bonus based on the annual performance of the Company as reflected by the Company's operating income and return on net operating assets. Furthermore, the 1993 Stock Incentive Plan, in which all of the executive officers participate, ties executive compensation to the long-term performance of the Company as reflected by the price of the Company's stock through stock options, stock appreciation rights and restricted stock. In 1996, an independent national compensation consultant analyzed the financial performance and executive compensation of a peer group of thirteen metals companies, including the Company's competitors, over a four year period. The group of companies compared in this survey is not the same as the industry group compared to the Company on the performance graph on page 13. Based on the impressive financial performance of the Company during the period analyzed, a compensation target of the 75th percentile of such peer group was established for total direct compensation (base salary, annual bonus, stock options, stock appreciation rights and restricted stock). By structuring all elements of total direct compensation except base salary so that they are tied to the Company's stock price or return on assets, the compensation target of the 75th percentile may only be reached if the financial performance of the Company, over a number of years, is outstanding.

BASE SALARY

     Base salaries are set at levels sufficient to retain talented and dedicated executive officers. To accomplish this, the Company's general policy is to compare its base salary levels with salaries of competitors and companies in similar industries. The 1996 independent compensation consultant analysis discussed above found executive base salaries to be below the 50th percentile of the peer group. A general target for base salaries was established at the 50th percentile of the peer group, although this target is to be achieved over several years. The Company, in determining base compensation of individual executive officers, also considers, on a subjective basis and without regard to any set formula, individual and departmental performance, inflation and the amount of compensation received in the previous year. The increase in executive base salaries in 1997 from 1996 was primarily based on the above subjective performance evaluations and inflation. Mr. Salvadore's compensation in 1997 was established by his employment agreement entered into in 1995. The base salaries of the executive officers are believed to be reasonable when compared to the base salaries of executives employed by the Company's competitors and similar industrial companies.

ANNUAL BONUS

     Annual incentive bonus awards are paid to the executive officers in accordance with the terms of the Senior Management Incentive Plan (the "SMI Plan"). The SMI Plan places executive officer compensation directly "at risk" based on the return on net operating assets of the Company. The maximum amount of each executive officer's potential 1997 incentive bonus under the SMI Plan was 60% of such executive's base salary, except for the Vice Chairman and Chief Executive Officer whose maximum incentive bonus was approximately 114% of his base salary.

     The Compensation Committee recommends to the Board of Directors which executives should participate in the SMI Plan and at what participation level. For 1997, participation level changes in the SMI Plan were determined directly by the Board of Directors upon the recommendation of the Compensation Committee. In determining the participation level of each executive officer, the responsibilities of such officer and the ability of such officer to increase the profitability of the Company are considered on a subjective basis. Different participation levels provide for different bonuses as a percent of base salary. Under the SMI Plan, the participant's exact bonus percentage within the range set by his participation level is based on a mathematical calculation based on the Company's operating income as a percent of net operating assets for that year. One-third of the potential bonus (for participants other than the Vice Chairman and Chief Executive Officer) may be adjusted based on an evaluation of whether subjectively determined annual corporate-wide goals and departmental goals were met. In 1997, no annual incentive bonuses were earned under the SMI Plan. Effective January 1, 1998, the Board of Directors of the Company approved certain amendments to the SMI Plan to equitably adjust the return on asset targets to account for the significant increase in capital assets of the Company; the maximum possible bonus percentages were not changed.

LONG-TERM COMPENSATION: 1993 STOCK INCENTIVE PLAN

     Long-term incentive compensation is provided to the executive officers through the Company's 1993 Stock Incentive Plan (the "1993 Plan"). Stock options, stock appreciation rights and restricted stock provide an effective incentive for the recipients to create shareholder value over the long term since such equity securities become more valuable as the price of the stock appreciates. Pursuant to such plan, stock options and shares of restricted stock are awarded by the Incentive-Based Compensation Committee based upon the Committee's subjective judgment concerning the responsibilities of the individual, the nature and value to the Company of his or her services, his or her present and/or potential contribution to the success of the Company and any other factors as such committee deems relevant including the 1996 compensation study and related total compensation targets discussed above. In 1997, awards of restricted stock were made based on these factors to all of the named executive officers, except Mr. Kronk. The restriction on the transfer of such shares lapses as noted in the Summary Compensation Table.

     In order to more clearly align the interest of the executive officers with the interest of the shareholders of the Company, increased ownership of the Company's stock by these individuals was desired. Therefore, in March 1997, stock ownership goals for executive officers were established by the Board of Directors of the

Company as follows: Chief Executive Officer--three times base salary; Chief Operating Officer/Senior Vice Presidents--two times base salary; and other Vice Presidents--one time base salary. To help meet such guidelines, the Board of Directors and the shareholders of the Company approved the amendment and restatement of the 1993 Plan to permit the issuance of restricted stock under such plan to employees. The amendment did not increase the total number of shares available for issuance under such plan.

COMPENSATION OF THE VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Mr. Kronk's 1997 base salary of $517,032 was determined at the December 1996 Board of Directors meeting based upon the above factors, and the total compensation of chief executive officers at the Company's competitors and comparable industrial companies. Mr. Kronk was employed pursuant to an Employment Agreement dated April 28, 1986, as amended.

     Mr. Kronk received no annual incentive bonus in 1997 because his annual bonus is based solely on the return on net operating assets of the Company. No stock options or other incentive compensation were awarded to Mr. Kronk in 1997, and Mr. Kronk retired in January 1998.

     The Compensation Committee continues to study the $1 million compensation deduction cap under Section 162(m) of the Internal Revenue Code. For 1997, Mr. Kronk's compensation did not result in his salary exceeding such $1 million cap; therefore such statutory provision was only of theoretical importance. The Compensation Committee may decide whether to take the necessary steps to conform its compensation to comply should such cap have a substantial impact in future years.

     As to all matters in the report:

     Guy R. Dolle
     Pierre F. de Ravel d'Esclapon
     Jean Didier Dujardin
     Francis Mer

     As to long-term compensation matters only:

     Pierre F. de Ravel d'Esclapon
     Jennings R. Lambeth

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH UGINE AND USINOR

     HISTORY OF OWNERSHIP OF COMPANY. In June 1990, the Company was acquired (the "1990 Acquisition") by Ugine, the second largest stainless steel manufacturer in the world. As a result of the initial public offering of Common Stock of the Company in December 1993, Ugine sold certain of its shares in the Company, but retained ownership of a slight majority of the issued and outstanding shares of common stock of the Company. Usinor, in turn, owned a majority of the capital stock of Ugine until December 11, 1995 when it purchased all of the remaining shares of Ugine and merged Ugine into Usinor. Usinor thereby became owner of record of a majority of the shares of the Company. Ugine continues to operate under the name Ugine although it is no longer a separately incorporated subsidiary. Usinor is one of the largest steel manufacturers in the world.

     RESEARCH AND TECHNOLOGY AGREEMENT. The Company entered into a Technology Agreement dated as of October 1, 1993 with Ugine. The Technology Agreement has a ten-year term and will provide the Company with a broad spectrum of patents, know-how and future research and development services concerning the manufacturing and processing of flat rolled stainless steel including, under certain circumstances, any commercially viable thin strip casting technology developed by Ugine. Ongoing fees to be paid to Ugine for research and development services are $5 million for 1997 and each year thereafter for the remaining term of the Technology Agreement. The Technology Agreement provides for a substantial reduction in these fees, and in certain cases a refund of part of these fees, if Ugine cannot transfer its thin strip casting technology to the Company. Upon the merger of Ugine into Usinor in December 1995, Usinor assumed the Technology Agreement.

     PURCHASES FROM AND SALES TO AFFILIATED COMPANIES. In the ordinary course of its business, the Company purchases stainless steel from and sells stainless steel to Ugine and certain affiliates of Usinor. In 1997, the Company made no material purchases from Usinor or its affiliates, including Ugine. In 1997, there were no sales to Ugine but there were $48.3 million of sales to its related parties. Included in such sales, are sales to a principal customer of the Company in which a Usinor affiliate owns almost 50% of the voting stock. The Company believes that the terms of such purchases and sales are no less favorable than the Company could obtain in transactions with unrelated parties purchasing or selling a similar volume of products.

     INSURANCE. The Company currently participates in some of the Usinor insurance programs for Usinor's United States subsidiaries. The Company is also covered under certain other insurance policies maintained by Usinor, underwritten on Usinor and its affiliates as a group. The Company believes that the total premium it pays for its insurance coverage as described above is no less favorable than that which it could otherwise obtain.

     AFFILIATED DIRECTORS. Guy R. Dolle, Jean Didier Dujardin, Robert Hudry, Michel Le Page, Michel J. Longchampt, Gerard Martel, Francis Mer and Gerard Picard are directors of the Company and are also directors or executive officers of Usinor or its affiliates, including Ugine. See "Election of Directors".

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for 1998. Although the appointment of independent auditors is not required to be submitted to a vote of the shareholders, the Board believes that the shareholders should participate in this decision through the ratification process. Unless otherwise directed, proxies will be voted for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 1998. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Arthur Anderson LLP has served as the independent auditors of the Company since 1990.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in accordance with the best judgment of the persons acting as proxies.

     The Company will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this proxy statement and the accompanying form of proxy to the holders of Common Stock of the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Company personally or by telephone, telex or facsimile. The Company may request persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their reasonable expenses in so doing.

                                 ANNUAL REPORT

     Consolidated financial statements of the Company are included in its Annual Report to Shareholders for fiscal year 1997, which is being mailed with this Proxy Statement. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C. and the New York Stock Exchange.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the annual meeting of shareholders to be held in May or June of 1999 must be received by the Secretary of the Company at the address of its executive offices no later than November 30, 1998 for inclusion in the proxy statement for that meeting. Any such proposal must comply with Rule 14a-8 and Regulation 14A of the rules of the Securities and Exchange Commission.

     The By-Laws of the Company provide that notice of any shareholder nominations for election of directors must be received by the Secretary of the Company at least 120 days prior to the anniversary date of the immediately preceding annual meeting or, with respect to a special meeting of shareholders, prior to the tenth day following the date notice of such meeting is first given to the shareholders. All shareholder nominations for election of directors to be elected at the 1999 annual meeting must therefore be submitted to the Secretary of the Company at the address of its executive offices prior to January 29, 1999, together with certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable By-Laws from the Secretary of the Company upon written request.

                                        By order of the Board of Directors,

                                        Kirk F. Vincent
                                        Executive Vice President,
                                        Finance and Administration and
                                        Chief Financial Officer, Secretary

March 27, 1998

                           J&L SPECIALTY STEEL, INC.
                                 ONE PPG PLACE
                                   18TH FLOOR
                                    BOX 3373
                           PITTSBURGH, PA 15230-3373

                  SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF SHAREHOLDERS - MAY 29, 1998, 10:00 A.M.

     Eugene A. Salvadore and Kirk F. Vincent, and each of them acting individually, are hereby appointed as proxies with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of J&L Specialty Steel, Inc. to be held at The Pittsburgh Hilton and Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania, on May 29, 1998, at 10:00 a.m. and at any adjournment thereof, as directed hereon, and in his discretion to vote and act upon any other matters as may properly come before the Annual Meeting.

     The undersigned shareholder hereby also revokes all previous proxies for the Annual Meeting, acknowledges receipt of the Annual Report to shareholders and the Notice of Annual Meeting and Proxy Statement, dated March 27, 1998 and hereby ratifies all that the said proxies may do by virtue hereof.

                          (Continued on Reverse Side)

                              FOLD AND DETACH HERE

                                                          Please mark
                                                          your votes as   [ X ]
                                                          indicated in
                                                          this example


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


1. ELECTION OF DIRECTORS            NOMINEES for Term Expiring at the Annual Meeting         2. Ratification of the appointment of
                                       of Shareholders in 2001:                                 Arthur Andersen LLP as independent
  FOR all nominees     WITHHOLD        WILLIAM S. DIETRICH, II, JEAN DIDIER DUJARDIN,           auditors for the fiscal year ending
   listed to the      AUTHORITY        CLAUDE F. KRONK, MICHEL LE PAGE AND GERARD               December 31, 1998.
   right (except     to vote for       MARTEL.
    as noted to     all nominees                                                                    FOR       AGAINST      ABSTAIN
   the contrary)     listed to     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
                     the right     ANY INDIVIDUAL NOMINEE OR NOMINEES, WRITE THAT                  [   ]       [   ]        [   ]
                                   NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
     [    ]            [    ]
                                   ------------------------------------------------

                                   ------------------------------------------------

                                                                                IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
                                                                                VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME
                                                                                BEFORE THE MEETING OR ANY ADJOURNMENT OR
                                                                                POSTPONEMENT THEREOF. AT THE PRESENT TIME, THE BOARD
                                                                                OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE
                                                                                PRESENTED AT THE MEETING.

                                                                                Please sign exactly as your name(s) appear(s) to the
                                                                                left, if shares are held jointly, each holder should
                                                                                sign. When signing as attorney, executor,
                                                                                administrator, trustee or guardian, please give your
                                                                                full title as such.

                                                                                PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                                                                                PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


Signature(s)                              Signature(s)                         Dated         , 1998
            -----------------------------             ------------------------       --------

                              FOLD AND DETACH HERE